Exhibit 99.1

Ondas Holdings Reports Third Quarter 2023 Financial Results

$10.7 million in year-to-date revenues puts Ondas on track to meet prior revenue target of $15 million for the full year 2023

Record delivery of product shipments to Siemens drove Ondas Networks revenue to $2.4 million, a 60% Q-over-Q growth for the business unit

Ondas Autonomous Systems (OAS) recently reported $2.6 million order for fleet expansion in Dubai reflecting increased demand in security and public safety markets

Conference Call Scheduled for Today at 8:30 a.m. ET

WALTHAM, MA – November 14, 2023 - Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, reported financial and operating results for the third quarter ended September 30, 2023.

“As we continue our hard work at Ondas, I want to firstly highlight the remarkable courage displayed by our team in Israel in the midst of a challenging conflict,” said Eric Brock, Ondas’ Chairman, CEO, President and Interim CFO. “I am inspired by their bravery as they keep their families and country safe. Despite these challenges, we are more focused than ever on developing and delivering mission-critical solutions that improve safety and efficiency, from rails to the skies. I am grateful for the commitment of our global team as we work across geographies and business units to drive our shared success.

“Ondas remains positioned for significant growth in the coming quarters and years. Our balance sheet was strengthened with $25 million of growth capital during July and in the third quarter we achieved record revenue and product shipments at Ondas Networks. Critical field work with Class I Rail customers and Siemens progressed at Ondas Networks as migration plans advanced with initial customers for the new 900 MHz network. With the adoption of the dot16 platform well underway, we are moving ever closer to volume orders and commercial deployments with the railroads.

“Customer engagement at Ondas Autonomous Systems (OAS) continues to progress as evidenced by the recently announced $2.6 million fleet expansion with Airobotics’ governmental customer in Dubai for immediate delivery of additional Optimus Systems. This deployment demonstrates the unique reliability and effectiveness of the Optimus System, while highlighting its maturity, automation, and aerial capabilities. Similarly, the recently awarded Type Certificate for the Optimus drone by the U.S. Federal Aviation Administration (FAA) has been well received and is driving increased interest from customers.

“Our business development in the U.S. with American Robotics is beginning to pay off with the MassDOT Aeronautics pilot program which is launching soon. The addition of Tim Tenne as American Robotics’ CEO is well timed, as we begin to see our marketing efforts drive a growing customer pipeline in the U.S. with customers identified for additional expected proof of concept deployments targeted for the first quarter of 2024.

“We believe Ondas is well positioned to continue driving adoption of our platform technologies across both Ondas Networks and OAS as we increase production and field capacity to fulfill expected order growth over the next twelve to eighteen months.”

Q3 2023 and Recent Highlights – Ondas Networks

●	Generated $2.4 million in product and development revenue in the third quarter (60% growth over Q2 2023) with a new record delivery in product shipments to Siemens

●	Generated $5.1 million in revenue year-to-date through the third quarter of of 2023, a 250% increase over the comparable period in 2022

●	Demonstrated the complete Airlink suite of products alongside Siemens at the 2023 Railway System Suppliers, Inc. (RSSI) conference in early October

●	Continued advanced planning and negotiations with certain Class I railroads for volume orders related to the 900 MHz network upgrade

●	Continued development progress on the rail industry Network Controller for optimizing frequency usage along with new peer-to-peer technology to support advanced rail applications

●	Continued support of MxV Rail and the Association of American Railroads (AAR) for the integration of applications on 900 MHz

●	Advanced the development program for Siemens’ new on-locomotive radio platform in Europe

●	Continued acquisition of parts inventory in anticipation of next volume order from Siemens

●	Launched new internal initiative to help support rail car connectivity

Stewart Kantor, Ondas Networks Founder, President and CFO, commented, “Ondas Networks had another record revenue quarter with substantial growth over the recent second quarter. We continued to make progress in our field activity and contract negotiations with customers for the 900 MHz network with an emphasis on helping the rails meet their pending timelines. We have now addressed most of our prior production and supply chain constraints and have confidence we can meet our customers’ future demands. In addition to advancing the 900 MHz network, we continue to pursue new product and end market opportunities in both Freight Rail and Transit and are optimistic these will lead to new business activity.”

Q3 2023 and Recent Highlights – Ondas Autonomous Systems (OAS)

●	OAS appointed Timothy “T3” Tenne as the CEO of American Robotics; Tenne, a former U.S. Air Force officer with extensive experience in global aviation and aerospace industries, as well as with the federal UAS regulatory landscape, is responsible for driving the adoption of OAS’ autonomous drone platforms across the Americas

●	Received a Type Certification from the U.S. FAA demonstrating both safety and reliability for the Optimus-1EX drone marking a significant milestone as OAS becomes the first and now the sole U.S. company with a certified “Drone-in-a-Box solution” designated for fully automated drone operations in emergency response and digital data capturing, the second-ever small uncrewed aircraft to achieve this certification from the FAA

●	Airobotics received a significant order worth $2.6 million for immediate delivery of additional Optimus Systems for continued fleet expansion by a local governmental entity in Dubai

●	Accelerated development activity of the Iron Drone Raider, an AI-driven counter-drone system, while working with leading Israeli defense contractors to enhance the current solution with to meet specific requirements of Israeli Defense and homeland security forces protecting ground forces and facilities against attacking drones.

●	American Robotics, in collaboration with the Massachusetts Department of Transportation Aeronautics Division (MassDOT Aeronautics), prepared to launch a pilot program featuring the Optimus-1EX drone system in designated Massachusetts locations

●	Successfully deployed the Optimus Drone Infrastructure in a complex international maritime port in a fully funded, groundbreaking maritime security proof of concept; we believe this successful outcome paves the way for further deployment in the Haifa port area, marking a significant advancement in maritime security technology for many other Port Authorities and facilities worldwide

●	Signed a Memorandum of Understanding (MOU) with Maghrebnet Ltd. to offer advanced drone infrastructure in North Africa and manufacture Optimus Drone-In a-Box systems in the Kingdom of Morocco and Republic of Senegal, as well as establish a Joint Research and Development (R&D) & Training Center in Morocco

●	Received a grant of approximately $540,000 from the Israel Innovation Authority (IIA) to advance the Iron Drone Raider

●	Fortified IP portfolio with two new patents in Israel and Australia, bringing OAS’s total issued and pending patents to over 50

OAS President Meir Kliner commented, “Ondas Autonomous Systems continued to advance its business via expanding orders with existing customers, the entering into new global distribution agreements, and through the repositioning of the American Robotics go-to-market strategy in the United States. The Type Certificate award for the Optimus drone by the FAA is expected to boost demand for the Optimus System globally, and with the addition of Tim Tenne to the leadership team we see the customer pipeline in the U.S. creating attractive opportunities for new customer deployments entering 2024. Further, while we navigate the war-related operational challenges in Israel, tailwinds related to a growing demand for new technologies in defense and security related sectors supports a robust outlook for adoption of our Optimus and Iron Drone solutions in both industrial and government markets. We believe we are well positioned to grow significantly in the coming quarters.”

Third Quarter 2023 Financial Results

Revenues increased to $2.7 million for the three months ended September 30, 2023, compared to $0.6 million for the three months ended September 30, 2022. The more than 300% increase in revenue was primarily due to higher product revenues at Ondas Networks and Airobotics.

Gross profit increased to $0.6 million for the three months ended September 30, 2023, compared to $0.4 million for the three months ended September 30, 2022. Gross margin declined to 20.8% for the three months ended September 30, 2022, compared to 63.2% for the three months ended September 30, 2022. The margin decline is primarily due to costs, including labor for Optimus customer service operations, during a quarter when we recognized a comparatively low level of Optimus-related product and service revenues. Gross margins can be volatile on a quarter-to-quarter basis due to low revenue levels and shifts in revenue mix between product, development, and services revenues.

Operating expenses declined by 53% to $6.5 million for the three months ended September 30, 2023, as compared to $13.9 million for the three months ended September 30, 2022. This significant decline in operating expenses reflects the reduction in operating costs and expense controls implemented in connection with integrating Airobotics and establishing the OAS business unit in January 2023, despite the expansion of our global operations at OAS. In addition, stock-based compensation was $3.3 million lower in the current quarter versus the prior year primarily due to a $2.3 million reversal of stock-based compensation related to employee departures.

Cash operating expenses during the third quarter of 2023 equaled $7.5 million, which was lower than $9.5 million in the third quarter of 2022 and also declined from the second quarter of 2023. Lower cash operating expenses reflect management strategies to control costs and promote efficient investment in business development. Cash operating expenses during the third quarter of 2023 exclude non-cash operating items during the period, including $1.3 million in depreciation and amortization, and $0.8 million of non-cash interest expense, offset by the reversal of stock-based compensation.

Operating loss narrowed by 56% to $5.9 million for the three months ended September 30, 2023, compared to a loss of $13.6 million for the three months ended September 30, 2022. The lower operating loss was primarily driven by a decline in operating expenses as described above.

Other expenses increased to $1.4 million for the three months ended 2023, a $1.3 million increase as compared to the same period in 2022. The increase was largely due to interest and amortization expenses related to the convertible notes.

Net loss narrowed by 46% to $7.3 million for the three months ended September 30, 2023, as compared to a net loss of $13.6 million for the three months ended September 30, 2022. The lower net loss was primarily due to the benefit of lower operating expenses.

Excluding non-cash expenses, the Company realized an EBITDA loss of $6.9 million for the three months ended September 30, 2023, as compared to $11.0 million for the three months ended September 30, 2022.

The Company held cash and cash equivalents of $21.0 million as of September 30, 2023, compared to $29.8 million as of December 31, 2022. The decline in cash and cash equivalents is the result of operating losses incurred during the first nine months of 2023, in addition to $5.5 million of cash used to repay debt and $5.1 million of cash used for an increase in working capital. The use of cash during the first nine months of 2023 was offset by $25.0 million in gross cash proceeds raised during the third quarter through the sale of convertible notes and Ondas Networks preferred stock.

Operational and Financial Outlook for 2023

Ondas expects to achieve its full year 2023 revenue target of $15 million, a more than 6-fold increase over full year 2022 revenues of $2.2 million. Revenue for the fourth quarter 2023 is expected to be $4.2 – $4.4 million and cash operating expenses are expected to be approximately $7.0 million. We continue to expect substantial growth in 2024 as commercial adoption scales at both Ondas Networks and OAS.

Revenue growth is expected to fluctuate quarter-to-quarter given the uncertainty around the timing of customer activity, both related to orders and equipment production in connection with the commercial rollout for the 900 MHz Rail network and the timing of OAS’s orders and deliveries to the UAE and U.S. customers.

Earnings Conference Call & Audio Webcast Details

Date: Tuesday, November 14, 2023

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: Here

Webcast Link: Here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of EBITDA, the non-GAAP financial measure, contained in this press release to the most directly comparable measure under GAAP, which reconciliation is set forth in the table below.

We believe that EBITDA facilitates analysis of our ongoing business operations because it excludes items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate EBITDA differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. EBITDA should only be used as supplemental measures of our operating performance.

We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

Management uses EBITDA in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

About Ondas Holdings Inc

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Our Ondas Autonomous Systems business unit designs, develops, and markets commercial drone solutions via the Optimus System and the Iron Drone Raider™ (the “Autonomous Drone Platforms”). The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution services. They are deployed for critical industrial and government applications where data and information collection and processing are required. The Autonomous Drone Platforms are typically provided to customers under a Robot-as-a-Service (RAAS) business model. American Robotics and Airobotics have industry leading regulatory successes which include a first of its kind FAA Type Certification for the Optimus System and having the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in oil & gas, rail, mining, agriculture, public safety and other critical infrastructure and government markets with improved connectivity and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

preston.grimes@ondas.com

ONDAS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,971,982	$29,775,096
Restricted cash	39,909	-
Accounts receivable, net	4,894,247	104,276
Inventory, net	2,580,166	2,173,017
Note receivable	-	2,000,000
Other current assets	1,785,250	1,749,613
Total current assets	30,271,554	35,802,002

Property and equipment, net	5,443,910	3,023,285

Other Assets:
Goodwill, net	27,671,921	25,606,983
Intangible assets, net	32,444,883	28,863,773
Long-term equity investment	1,500,000	1,500,000
Deposits and other assets	651,741	218,206
Operating lease right of use assets	2,661,009	2,930,996
Total other assets	64,929,554	59,119,958
Total assets	$100,645,018	$97,945,245

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,472,062	$2,965,829
Operating lease liabilities	564,878	580,593
Accrued expenses and other current liabilities	2,640,357	3,268,993
Convertible note payable, net of unamortized debt discount and issuance cost of $2,532,734 and $2,303,664, respectively	26,065,390	15,849,445
Government grant liability	471,276	-
Deferred revenue	341,018	61,508
Total current liabilities	35,554,981	22,726,368

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized debt discount and issuance cost of $528,713 and $948,201, respectively	4,262,954	14,198,690
Accrued interest	36,218	40,965
Government grant liability, net of current	2,012,984	-
Operating lease liabilities, net of current	2,252,884	2,456,315
Total long-term liabilities	8,865,040	16,995,970
Total liabilities	44,420,021	39,722,338

Commitments and Contingencies (Note 12)

Temporary Equity
Redeemable noncontrolling interest	11,029,479	-

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized at September 30, 2023 and December 31, 2022, respectively, and none issued or outstanding at September 30, 2023 and December 31, 2022, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized at September 30, 2023 and December 31, 2022, respectively, and none issued or outstanding at September 30, 2023 and December 31, 2022, respectively	-	-
Common Stock - par value $0.0001; 116,666,667 shares authorized; 55,184,623 and 44,108,661 issued and outstanding, respectively September 30, 2023 and December 31, 2022, respectively	5,518	4,411
Additional paid in capital	229,411,292	211,733,690
Accumulated deficit	(184,221,292)	(153,515,194)
Total stockholders’ equity	45,195,518	58,222,907
Total liabilities, temporary equity, and stockholders’ equity	$100,645,018	$97,945,245

ONDAS HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenues, net	$2,665,190	$632,489	$10,730,145	$1,646,905
Cost of goods sold	2,110,312	233,001	6,076,595	806,571
Gross profit	554,878	399,488	4,653,550	840,334

Operating expenses:
General and administration	2,563,319	7,362,274	13,347,278	18,727,626
Sales and marketing	1,224,144	792,613	4,205,217	2,210,021
Research and development	2,701,436	5,793,345	14,184,420	14,815,852
Total operating expenses	6,488,899	13,948,232	31,736,915	35,753,499

Operating loss	(5,934,021)	(13,548,744)	(27,083,365)	(34,913,165)

Other income (expense), net
Other expense, net	(419,730)	(21,392)	(349,343)	(32,655)
Interest income	379	-	7,724	-
Interest expense	(893,951)	(8,205)	(3,197,600)	(34,345)
Foreign exchange loss, net	(45,138)	-	(83,514)	-
Total other income (expense)	(1,358,440)	(29,597)	(3,622,733)	(67,000)

Net loss	(7,292,461)	(13,578,341)	(30,706,098)	(34,980,165)
Less preferred dividends attributable to noncontrolling interest	212,208	-	212,208	-
Less deemed dividends attributable to accretion of redemption value	410,322	-	410,322	-
Net loss attributable to shareholders	(7,914,991)	(13,578,341)	(31,328,628)	(34,980,165)

Net loss per share - basic and diluted	$(0.15)	$(0.32)	$(0.62)	$(0.83)

Weighted average number of common shares outstanding, basic and diluted	53,892,848	42,661,607	50,923,225	41,946,041

ONDAS HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,706,098)	$(34,980,165)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	648,624	280,195
Amortization of debt discount	2,438,462	-
Amortization of intangible assets	3,103,591	2,726,295
Amortization of right of use asset	715,041	633,110
Loss on intellectual property	12,223	11,095
Loss on disposal of equipment	7,757	-
Stock-based compensation	636,350	4,366,734
Change in fair value of government grant liability	161,764	-
Changes in operating assets and liabilities:
Accounts receivable	(4,677,726)	392,036
Inventory	1,087,558	(253,471)
Other current assets	767,152	(244,800)
Deposits and other assets	(370,684)	-
Accounts payable	1,536,991	987,392
Deferred revenue	(1,323,025)	(168,453)
Operating lease liability	(710,546)	(451,542)
Accrued expenses and other current liabilities	(1,436,178)	502,901
Net cash flows used in operating activities	(28,108,744)	(26,198,673)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(62,281)	(29,678)
Purchase of equipment	(94,972)	(3,525,724)
Proceeds from sale of equipment	33,568	-
Cash paid for Ardenna Inc. asset acquisition	-	(900,000)
Cash paid for Iron Drone asset acquisition	(135,000)	-
Cash acquired from the acquisition of Airobotics Ltd.	1,049,454	-
Investment in Dynam AI	-	(1,000,000)
Cash paid for Field of View LLC asset acquisition	(145,833)	(41,667)
Net cash flows provided by (used in) investing activities	644,936	(5,497,069)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable, net of issuance costs	9,309,513	-
Proceeds from sale of shares under ATM agreement	-	6,099,267
Proceeds from exercise of options and warrants	10,791	64,909
Proceeds from government grant	189,752	-
Proceeds from sale of redeemable preferred stock in Ondas Networks, net of issuance costs	14,692,335	-
Payments on convertible notes payable	(4,354,911)	-
Payments on government grant liability	(6,576)	-
Payments on loan payable	(1,140,301)	-
Net cash flows provided by financing activities	18,700,603	6,164,176

Decrease in cash, cash equivalents, and restricted cash	(8,763,205)	(25,531,566)
Cash, cash equivalents, and restricted cash, beginning of period	29,775,096	40,815,123
Cash, cash equivalents, and restricted cash, end of period	$21,011,891	$15,283,557

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$163,418	$12,920
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Common Stock and warrants issued in relation to acquisition of Airobotics, Ltd.	$5,962,628	$-
Common Stock issued in relation to acquisition of the assets of Iron Drone, Ltd.	$85,800	$-
Common stock issued in exchange for debt repayment	$7,320,284	$-
Warrants issued in relation to the sale of redeemable preferred stock in Ondas Networks	$12,683,549	$-
Preferred dividends attributable to redeemable noncontrolling interest	$212,208	$-
Accretion of redeemable preferred stock in Ondas Networks	$410,322	$-
Noncash consideration for purchase of intangibles asset	$-	$6,019,120
Operating leases right-of-use assets obtained in exchange of lease liabilities	$105,950	$2,928,911

ONDAS HOLDINGS INC.
EBITDA RECONCILIATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(7,292,461)	$(13,578,341)	$(30,706,098)	$(34,980,165)
Depreciation expense	235,999	153,159	648,624	280,195
Amortization of debt discount/interest expense	1,358,440	29,597	3,622,733	67,000
Amortization of Intangible Assets	1,064,798	904,059	3,103,591	2,726,295
Stock-based compensation	(2,266,875)	1,483,155	636,350	4,366,734
EBITDA	$(6,900,099)	$(11,008,371)	$(22,694,800)	$(27,539,941)